Back to Form 8-K
Exhibit 10.1
Lawrence Anderson
SVP, Chief HR Officer

January 7, 2014

Mr. Kenneth Burdick
5113 Mirror Lakes Drive
Edina, MN 55436

Dear Ken,

Congratulations! On behalf of Comprehensive Health Management, Inc. (the "Company"), a member of the WellCare group of companies, we are pleased to confirm our offer of employment, subject to final approval by the Compensation Committee of the Board, on the following terms:

Position: Effective on (or before) February 3, 2014, you will be joining the Company as President, National Health Plans, reporting to David Gallitano, CEO & Chairman of the Board.

Location: Your principal place of employment will be our Florida/Tampa WellCare Corporate Office (Located at 8725 Henderson Road, Tampa, FL 33634), but you may be expected to undertake reasonable business travel, based on the requirements of your position.

Salary: Your annualized salary will be $550,000.00, which is equivalent to $21,153.85 on a bi-weekly basis. You will be paid one week in arrears.

Short Term Incentive (STI): You will be eligible to earn bonuses with respect to each fiscal year based upon your individual performance and the achievement of performance objectives established by the Compensation Committee of the Board. The target amount of your bonus is 100% of your annual base salary. Annual bonuses are currently governed by the terms and conditions of our Annual Cash Bonus Plan. Please note that you must be employed on the bonus payment date in order to receive a bonus, and any bonus payable on account of your first year of employment will be pro-rated for the portion of the calendar year you were employed by the Company.

Long-Term Incentive Awards: You are eligible to earn annual long-term incentive awards based upon the achievement of Company performance objectives established by the Compensation Committee of the Board and your individual performance. Subject to approval of the Compensation Committee, you will participate in the 2014 long-term incentive cycle at a target amount of 225% of your base pay, consisting of an award mix of restricted stock, performance stock units and market stock units. Subsequent target award amounts may change from year to year as determined by the Company in its discretion. Long-term incentive equity awards are governed by the terms and conditions of equity award agreements for each type of award and our 2004 Equity Incentive Plan or a successor plan. The exact terms and types of any long-term incentive awards, as well as the determination as to whether or not any future awards will be granted, remains in the sole and absolute discretion of the Compensation Committee. Please know that until such time as the Compensation

Office Address: 8715 Henderson Road | 1st Floor | Tampa, FL 33634
Telephone: 1-813-206-2277 | Fax: 1-813-283-3447 | E-mail: Lawrence.Anderson@WellCare.com | Page: 1 of 3

Committee approves the grant of a long-term incentive award, you will not be entitled by this letter or otherwise to receive any such award.

Benefits: You are eligible for all other company-provided benefits offered generally to our associates, including health and dental coverage beginning on the first of the month following 30 days of employment, all in accordance with the Company's applicable plans and policies.

Relocation: WellCare has partnered with American International Relocation Solutions (AIReS) to assist in coordinating your relocation. You will be assigned an AIReS Program Manager, who will initiate contact with you and be the primary point of contact throughout your transfer. A summary of your relocation benefits are described in the enclosed Relocation Term Sheet. All relocation benefits are explained in more detail in the Relocation Policy which will be provided to you by AIRes.

Paid Time Off (PTO): You will accrue PTO hours per pay period, equivalent to 18 days on an annualized basis. You will begin accruing PTO hours upon hire, and your PTO becomes available for use after the completion of 90 days of employment. In addition to PTO, the company observes seven company-paid holidays. You may be eligible for up to two floating holidays depending upon your start date and in accordance with the Company's applicable policies.

You should be aware that employment with the Company is for no specific period of time. As a result, your employment with the Company is "at-will" and either you or the Company are free to terminate the employment relationship at any time and/or for any reason, with or without cause. Although your job function (duties and responsibilities), title, compensation and benefits, as well as the Company's personnel policies and procedures may change throughout your employment, any such change(s) will not affect the "at-will" nature of your employment. Please note, all wage payments are subject to deductions for taxes and other withholdings as required by law or the policies of the Company.

Please be advised that your employment is contingent upon satisfactory completion and passing of our background process and review, as well as your signing of the Company's Restrictive Covenant, and the Company's Agreement to Repay Relocation Expenses. In addition, you will be required to complete a successful drug screening test. Your employment is also contingent upon your eligibility to work in the United States. On your start date, please be prepared to provide documents that meet the requirements of the I−9.

You will receive a separate email to complete your new hire paperwork online. This email will be sent to you from NewHireOnboarding@wellcare.com and will contain instructions and a link to the new hire onboarding portal. Here you will need to submit your information electronically. The new hire portal also includes important information that you will want to know prior to your first day. If you do not receive this email, please check your spam folder first and then contact your Recruiter for guidance.

This offer letter sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. To accept this offer, please sign this letter and return it to my attention via facsimile at (813) 283-5377.

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Office Address: 8715 Henderson Road | 1st Floor | Tampa, FL 33634
Telephone: 1-813-206-2277 | Fax: 1-813-283-3447 | E-mail: Lawrence.Anderson@WellCare.com | Page: 2 of 3

This offer, if not accepted, will expire on January 15, 2014. If you have any questions concerning the terms of this offer, please call me at (813) 206-2277.

Sincerely,

/s/ Lawrence Anderson
Lawrence Anderson
SVP, Chief HR Officer

I have read and accept this employment offer.

/s/ Kenneth Burdick	1/24/14
Kenneth Burdick	Date

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Office Address: 8715 Henderson Road | 1st Floor | Tampa, FL 33634
Telephone: 1-813-206-2277 | Fax: 1-813-283-3447 | E-mail: Lawrence.Anderson@WellCare.com | Page: 3 of 3